UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BENITEC BIOPHARMA INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

3940 Trust Way

Hayward, California 94545

2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 3, 2026

October 20, 2026

Dear Stockholders:

You are cordially invited to the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Benitec Biopharma Inc. This year’s Annual Meeting will be conducted exclusively via the Internet at a virtual audio web conference at meetnow.global/MK676PF on December 3, 2026, beginning at 1:00 p.m., Pacific Time. You will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting by visiting the Annual Meeting website. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in-person meeting.

The Notice of Annual Meeting of Stockholders and Proxy Statement describing the matters to be acted upon at the Annual Meeting are contained in the following pages. Stockholders also are entitled to vote on any other matters that properly come before the Annual Meeting.

Your vote is important. Enclosed is a proxy that will entitle you to vote your shares on the matters to be considered at the Annual Meeting, even if you are unable to attend the virtual meeting online. Regardless of the number of shares you own, please be sure you are represented at the Annual Meeting either by attending virtually, voting on the Internet or by telephone or returning a signed proxy card as soon as possible.

On behalf of Benitec Biopharma Inc., I thank you for your ongoing interest and investment in our company.

Sincerely,

Dr. Jerel Banks

Chief Executive Officer and Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 3, 2026

The Annual Meeting of Stockholders (“Annual Meeting” or “2026 Annual Meeting”) of Benitec Biopharma Inc. will be held virtually on December 3, 2026, beginning at 1:00 p.m., Pacific Time. The Annual Meeting can be accessed by visiting meetnow.global/MK676PF, where you will be able to listen to the meeting live, submit questions, and vote online for the following purposes:

1.
Election of Directors. The election of three Class I directors to hold office until our 2029 Annual Meeting of Stockholders or until their successors are elected and qualified.
2.
Ratification of Appointment of Independent Accounting Firm. Ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2027.
3.
Say-on-Pay Vote. A non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the attached proxy statement.
4.
Other Matters. The transaction of such other business as may lawfully come before the Annual Meeting or any adjournment(s) thereof.

Pursuant to the Company’s Amended and Restated Bylaws, the Board of Directors has fixed the close of business on October 13, 2026 as the record date for determination of the stockholders entitled to vote at the Annual Meeting and any adjournments thereof. You can ensure that your shares are voted at the Annual Meeting by voting via the Internet or by completing, signing and returning the enclosed proxy card. If you do attend the Annual Meeting virtually, you may then withdraw your proxy and vote your shares during the virtual meeting. In any event, you may revoke your proxy prior to the Annual Meeting. Shares represented by proxies that are returned properly signed but unmarked will be voted in favor of the proposals made by the Company.

Beginning on or about October 23, 2026, we will send to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet, how to vote your shares and how to attend the Annual Meeting virtually. You may elect to receive future notices, proxy materials and annual reports electronically by following the instructions in this Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND OUR ANNUAL MEETING VIRTUALLY, PLEASE VOTE VIA THE INTERNET, BY TELEPHONE, OR SIGN AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT OUR ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.

By Order of the Board of Directors,

Dr. Jerel Banks

Chief Executive Officer and Chairman of the Board of Directors

Hayward, California

October 20, 2026

Important Notice Regarding Availability of Proxy Materials for the 2026 Annual Meeting of

Stockholders to be held on December 3, 2026

Our Proxy Statement, Annual Report on Form 10-K and proxy card are available on the Internet at www.investorvote.com/BNTC and at the “SEC Filings” section under the “For Investors” tab on our corporate website at www.benitec.com.

2026 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

ii

3940 Trust Way

Hayward, California 94545

2026 ANNUAL MEETING PROXY STATEMENT

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Benitec Biopharma Inc. for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on December 3, 2026 at 1:00 p.m., Pacific Time, and for any adjournment or postponement of the Annual Meeting. The Annual Meeting can be accessed by visiting meetnow.global/MK676PF, where you will be able to listen to the meeting live, submit questions, and vote online. The mailing of the Notice of Internet Availability of Proxy Materials and the Proxy Statement and Annual Report will commence on or about October 23, 2026.

Electronic copies of this Proxy Statement and the Annual Report for the year ended June 30, 2026 are available at www.investorvote.com/BNTC and on the Internet through the Securities and Exchange Commission’s electronic data system called EDGAR at www.sec.gov or through the “For Investors” section of our website at www.benitec.com.

In this Proxy Statement, “we,” “us,” “our,” “Benitec” and the “Company” refer to Benitec Biopharma Inc., a Delaware corporation, and its subsidiaries.

This Proxy Statement is being made available to you because you own shares of our common stock, par value $0.0001 per share, as of the Record Date, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the virtual Annual Meeting. This Proxy Statement describes the matters we would like you to vote on and provides information on those matters.

INFORMATION CONCERNING SOLICITATION AND VOTING

Attendance and Record Date

Only holders of record of our common stock at the close of business on October 13, 2026 (the “Record Date”) are entitled to notice of our Annual Meeting and to vote at our Annual Meeting. As of the Record Date, we had 34,889,313 shares of our common stock issued and outstanding.

Impact of Pre-Funded Warrants

The total number of shares of our common stock issued and outstanding as of the Record Date excludes unexercised pre-funded warrants outstanding as of October 13, 2026 to purchase up to 14,604,643 shares of our common stock (the “Pre-Funded Warrants”). Due to the nominal exercise price of the Pre-Funded Warrants, we expect the Pre-Funded Warrants to be exercised eventually, subject to beneficial ownership limitations contained in such warrants. Until the Pre-Funded Warrants are exercised, the holders of the warrants are not entitled to any voting rights with respect to the underlying shares of common stock.

Voting and Solicitation

Each share of our common stock is entitled to one vote on all matters presented at our Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed unrevoked proxies will be voted: (i) FOR the election of the three director nominees named in this Proxy Statement as Class I directors (“Proposal 1”); (ii) FOR the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2027 (“Proposal 2”); and (iii) FOR the approval of the non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (“Proposal 3”). No other business is expected to come before stockholders at our Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed proxy card will vote such proxy in accordance with their best judgment (including the recommendation of our Board).

Directors, officers, agents, employees and the Company may communicate with stockholders, banks, brokerage houses and others by mail, telephone, e-mail, in person or otherwise to solicit proxies. We may hire a proxy solicitation firm at standard industry rates to assist in the solicitation of proxies. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses in doing so.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary, at or before the taking of the vote at our Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending our Annual Meeting and voting at such meeting. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions indicated on the proxy card.

Quorum and Voting Requirements

Quorum. The required quorum for the transaction of business at our Annual Meeting is the holders of a majority of shares of common stock issued and outstanding on the Record Date and entitled to vote at our Annual Meeting, present in person, by remote communication, or by proxy. Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at our Annual Meeting with respect to such matter. Abstentions and broker non-votes will also count toward the presence of a quorum. An abstention is the voluntary act of not voting by a stockholder who is present at a meeting in person or by proxy and entitled to vote. Below is a discussion of the effect of abstentions and broker non-votes on the results of each proposal.

Voting Requirements to Approve Proposals. The election of our Class I directors pursuant to Proposal 1 will be by a “plurality” of the shares voted (meaning that the nominees with the largest number of votes are elected), up to the maximum number of directors to be chosen (in this case, three directors). “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the results of Proposal 1. The approval of Proposal 2, the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2027 and Proposal 3, the Say-on-Pay Vote, each require the affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting (meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “FOR” Proposals 2 and 3, for such proposal to be approved). Abstentions will have the same effect as a vote “AGAINST” Proposal 2 and Proposal 3, and broker non-votes will have no effect on the results of Proposals 2 and 3. As discussed below, because brokers will have discretionary voting authority with respect to Proposal 2, we do not expect any broker non-votes with respect to this proposal.

How to Vote

If you are a registered holder, meaning that you hold our stock directly rather than through a broker, bank, or other nominee, you may vote online at the Annual Meeting, by telephone or electronically through the Internet by following the instructions included on your Notice of Internet Availability of Proxy Materials or proxy card, or by completing, dating, signing and promptly returning your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, and, in the case of the election of the Class I directors, as a vote “for” the election of the nominees presented by the Board.

In order to vote via the virtual meeting website, any registered holder of our common stock may attend the Annual Meeting by visiting meetnow.global/MK676PF where stockholders may vote and submit questions during the meeting. Please have your 16-digit control number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.investorvote.com/BNTC.

If your shares are held through a bank, broker or other nominee (in “street name”), you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You may also vote by completing, dating, signing and promptly returning the voting instruction form sent by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote online at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” For the Annual Meeting, Proposal 1 and Proposal 3 are not considered “routine” proposals, and Proposal 2 is considered a “routine” proposal.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Information about the Virtual Meeting

The virtual Annual Meeting is accessible on any internet-connected device, and stockholders will be able to submit questions and comments and to vote online during the meeting. We believe these benefits of a virtual meeting are in the best interests of our stockholders. In the event of a technical malfunction or other problem that disrupts the Annual Meeting, the Company may adjourn, recess, or expedite the Annual Meeting, or take such other action that the Company deems appropriate considering the circumstances. If you encounter any difficulties accessing the virtual meeting during the meeting, a toll-free number will be available to assist.

You may virtually attend the Annual Meeting by visiting meetnow.global/MK676PF, where stockholders may vote and submit questions during the meeting. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at: https://www.edocumentview.com.

Only holders of our common stock at the close of business on October 13, 2026, the Record Date, will be permitted to ask questions during the Annual Meeting. If you wish to submit a question on the day of the Annual Meeting, you may log into the virtual meeting platform and type your question for consideration into the field provided in the web portal. To allow us to answer questions from as many stockholders as possible, we may limit each stockholder to two questions. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. More information on submitting questions at the Annual Meeting will be posted on the Internet at www.investorvote.com/BNTC in advance of the meeting.

In accordance with Delaware law and our bylaws, for the 10 days prior to our Annual Meeting, a list of registered holders entitled to vote at our Annual Meeting will be available for inspection in our offices at 3940 Trust Way, Hayward, California 94545.

Deadline for Receipt of Stockholder Proposals for 2027 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 of the Securities and Exchange Commission (“SEC”), proposals by eligible stockholders that are intended to be presented at our 2027 Annual Meeting of Stockholders must be received by our Corporate Secretary at Benitec Biopharma Inc., 3940 Trust Way, Hayward, California 94545 not later than June 25, 2027 in order to be considered for inclusion in our proxy materials.

Stockholders intending to present a proposal or nominate a candidate to our Board of directors at our 2027 Annual Meeting of Stockholders must comply with the requirements and provide the information set forth in our amended and restated bylaws (the “Bylaws”). Under our Bylaws, in order for a stockholder to bring business before an annual meeting of our stockholders, the stockholder’s notice must be timely received, which means that a proposal must be delivered to or mailed to our Secretary not later than 90 days prior, and not earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. Because our 2026 Annual Meeting is scheduled for December 3, 2026, this means that such notice for the 2027 Annual Meeting must be received by the Company between August 5, 2027 and September 4, 2027. In the event that the date of the 2027 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In addition to satisfying the requirements noted above, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that provides the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at the Company’s principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the prior annual meeting of stockholders (for the 2027 Annual Meeting, no later than October 4, 2027). If the date of the 2027 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2027 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2027 annual meeting is first made.

Electronic Delivery of Proxy Materials to Stockholders

Beginning on or about October 23, 2026, we will mail or email to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received such Notice and would prefer to receive paper copies of the proxy materials, or if you received paper copies of the proxy materials and would prefer to receive a notice for future annual meetings, you may notify us by telephone, email or mail at the telephone number, email address and mailing address provided above.

VOTING SECURITIES OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of October 13, 2026, by (i) each person or group of persons known by us to beneficially own at least five percent of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of October 13, 2026, upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 34,889,313 shares of common stock outstanding at the close of business on October 13, 2026, and, for each individual holder, gives effect to the shares of common stock that stockholder could acquire after the exercise of warrants held by such holder, subject to the limitations on beneficial ownership contained in such warrants. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Unless otherwise indicated below, the address for each beneficial owner listed is c/o 3940 Trust Way, Hayward, California 94545.

Name of Beneficial Owner 5% or Greater Stockholders:	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities Affiliated with Montanova Capital, LLC (1)	17,952,309	43.48%
Entities Affiliated with Franklin Resources, Inc. (2)	3,751,709	10.29%
Entities Affiliated with Janus Henderson Group plc (3)	3,597,195	9.99%
Adage Capital Partners, LP (4)	3,851,285	9.99%
Entities Affiliated with RA Capital Management, L.P. (5)	1,850,000	5.30%
Directors and Named Executive Officers:
Jerel A. Banks (6)	1,443,755	3.97%
Megan Boston (7)	555,032	1.57%
Sophie Mukadam (8)	304,151	*
J. Kevin Buchi (9)	159,895	*
Peter Francis (10)	108,095	*
David Friedman (11)	35,000	*
Sharon Mates (12)	63,517	*
Kishen Mehta (13)	70,000	*
Edward Smith (14)	107,798	*
All Executive Officers and Directors As a Group
(9 persons) (15)	2,847,243	7.96%

* Represents beneficial ownership of less than one percent of the Company’s outstanding common stock.

(1)
Based on information included in the Schedule 13D/A filed on November 10, 2025 by Suvretta Capital Management, LLC (now known as Montanova Capital, LLC), Averill Master Fund, Ltd., Averill Madison Master Fund, Ltd. and Aaron Cowen, and information known to the Company. Includes 9,700,245 shares of Common Stock held by Averill Master Fund, Ltd. (“Averill”) and 1,848,106 shares of Common Stock held by Averill Madison Master Fund, Ltd. (“Averill Madison,” and together with Averill, the “Montanova Funds”), and assumes the exercise of Warrants held by the Montanova Funds for an additional 6,403,958 shares of Common Stock. Does not include the 105,000 shares of common stock underlying stock options held by Mr. Mehta and Dr. Friedman for the benefit of the Montanova Funds, as described in footnotes 11 and 13. Averill and Averill Madison hold, respectively, Pre-Funded Warrants exercisable for 5,699,468 and 704,490 shares of Common Stock at an exercise price of $0.0001 per share, subject to the limitations on beneficial ownership contained in such Warrants. The Warrants may not be exercised to the extent the beneficial ownership of Montanova Capital, LLC (“Montanova”) in the Company following such exercise would exceed 49.9%. Based on the number of shares outstanding as of October 13, 2026, the Montanova Funds may exercise all of their Warrants. Montanova (formerly Suvretta Capital Management, LLC) is the investment manager of Averill and Averill Madison. Aaron Cowen is the control person and managing member of Montanova and as such may be deemed to beneficially own these shares. Montanova, the Montanova Funds and Mr. Cowen share voting and dispositive power over these shares. Mr. Cowen disclaims beneficial ownership of the shares held by the Montanova Funds except to the extent of his pecuniary interest therein. The address of the principal business office of Montanova, Mr. Cowen, Averill and Averill Madison is 11 E 26th Street, 16th Floor, New York, NY 10010.
(2)
Based on the information included in the Schedule 13G/A filed by Franklin Resources Inc. (“FRI”) on January 29, 2026. Includes 1,554, 404 shares of Common Stock issuable upon the exercise of Warrants. The securities are beneficially owned by investment companies and other managed accounts that are investment management clients of Franklin Advisers, which has sole voting and dispositive power over such securities. Franklin Biotechnology Discovery Fund, a sub-fund of Franklin Templeton Investment Funds, has an interest in 2,445,585 of such shares. Franklin Advisers beneficially owns Pre-Funded Warrants exercisable for an aggregate of 1,554,404 shares of Common Stock at an exercise price of $0.0001 per share, subject to the limitations on beneficial ownership contained in such Pre-Funded Warrants. The address of the principal business office of FRI and Franklin Advisers is One Franklin Parkway, San Mateo, CA 94403.
(3)
Based on information included in the Schedule 13G/A filed by Janus Henderson Group plc and Janus Henderson Biotech Innovation Master Fund Ltd. on December 8, 2025. Entities affiliated with Janus Henderson Group plc hold (i) Pre-Funded Warrants exercisable for an aggregate of 3,283,108 shares of Common Stock at an exercise price of $0.0001 per share and (ii) Common Warrants exercisable for an aggregate of 1,642,586 shares of Common Stock at an exercise price of $3.86 per share. The Warrants may not be exercised to the extent that, after giving effect to such exercise, the holders and their affiliates would beneficially own more than 9.99% of the outstanding Common Stock, and the number of shares reported in the table gives effect to the exercise of Warrants only to the extent permitted by such limitation. Entities affiliated with Janus Henderson Group plc share voting and dispositive power over these shares. The address of the principal business office of Jupiter Topco (formerly Janus Henderson Group plc) is 201 Bishopsgate, EC2M 3AE, United Kingdom, and the address of the principal business office of Janus Henderson Biotech Innovation Master Fund Ltd is 151 Detroit Street, Denver, Colorado 80206.
(4)
Based on information included in the Schedule 13G/A filed by Adage Capital Partners, L.P. (the “Fund”) on April 11, 2024. The Fund holds Pre-Funded Warrants exercisable for 3,305,620 shares of Common Stock at an exercise price of $0.0001 per share and Common Warrants exercisable for 2,158,808 shares of Common Stock at an exercise price of $3.86 per share, subject to the limitations on beneficial ownership contained in such Warrants. Adage Capital Partners, GP, LLC (“ACPGP”) serves as the general partner of the Fund and as such has discretion over the portfolio of securities beneficially owned by the Fund. Adage Capital Advisors, LLC, a Delaware limited liability company (“ACA”), is managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. Robert Atchinson and Phillip Gross disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. The address of the principal business office of the Fund, ACPGP, ACA, Mr. Atchinson and Mr. Gross is 200 Clarendon St., 52nd Floor, Boston, MA 02116.
(5)
Based on information included in the Schedule 13G filed by RA Capital Management, L.P. (“RA Capital”) on December 3, 2025. Consists of 1,850,000 shares of Common Stock held directly by the RA Fund. RA Capital serves as investment adviser to the RA Fund, and RA Capital Healthcare Fund GP, LLC is the general partner of the RA Fund. Dr. Kolchinsky and Mr. Shah are the controlling persons of RA Capital Management GP, LLC, the general partner of RA Capital, and may be deemed to beneficially own the shares held by the RA Fund. RA Capital, Dr. Kolchinsky and Mr. Shah share voting and dispositive power over such shares, and each disclaim beneficial ownership of such shares except for purposes of determining its or his obligations under Section 13(d) of the Exchange Act. The address of the principal business office of each of RA Capital, the RA Fund, Dr. Kolchinsky and Mr. Shah is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston, MA 02116.
(6)
Represents stock options to acquire 1,443,755 shares of common stock that have vested or will vest within 60 days of October 13, 2026.
(7)
Includes 20 shares of common stock held by Boston Super Invest Pty A/C Boston Family Super and 25,907 shares that are held by Ms. Boston that Ms. Boston has sole voting power over and stock options to acquire 503,198 shares of common stock that have vested or will vest within 60 days of October 13, 2026. Assumes the exercise of Warrants held by Megan Boston for an additional 25,907 shares of common stock.
(8)
Includes stock options to acquire 298,135 shares of common stock that have vested or will vest within 60 days of October 13, 2026 and 6,016 shares of common stock held by Ms. Mukadam’s spouse.
(9)
Includes 52,097 shares of common stock held by a trust whereby Mr. Buchi is the sole beneficiary and stock options to acquire 107,798 shares of common stock that have vested or will vest within 60 days of October 13, 2026.
(10)
Includes 279 shares of common stock held by the Francis Family Superannuation Fund, 18 shares of common stock held directly by Mr. Francis, and stock options to acquire 107,798 shares of common stock that have vested or will vest within 60 days of October 13, 2026.
(11)
Represents stock options to acquire 35,000 shares of common stock that have vested or will vest within 60 days of October 13, 2026, which Dr. Friedman holds for the benefit of the Montanova Funds. Dr. Friedman disclaims beneficial ownership of such options. The Montanova Funds and Montanova may be deemed to have an indirect pecuniary interest in such options because Montanova has the right to receive the benefit of director compensation provided in respect of Dr. Friedman’s Board service. See “Director Compensation—Narrative Disclosure to Director Compensation Table.” Does not include the shares beneficially owned by Montanova and its affiliates reported in this table and described in footnote 1. Dr. Friedman is a Managing Director and Director of Research at Montanova.
(12)
Represents stock options to acquire 63,517 shares of common stock that have vested or will vest within 60 days of October 13, 2026.
(13)
Does not include the shares beneficially owned by Montanova and its affiliates reported in this table and described in footnote 1. Mr. Mehta is Chief Investment Officer and Portfolio Manager at Montanova. Represents stock options to acquire 70,000 shares of common stock that have vested or will vest within 60 days of October 13, 2026, which Mr. Mehta holds for the benefit of the Montanova Funds. Mr. Mehta disclaims beneficial ownership of such options. The Montanova Funds and Montanova may be deemed to have an indirect pecuniary interest in such options because Montanova has the right to receive the benefit of director compensation provided in respect of Mr. Mehta’s Board Service. See “Director Compensation—Narrative Disclosure to Director Compensation Table.”
(14)
Represents stock options to acquire 107,798 shares of common stock that have vested or will vest within 60 days of October 13, 2026.
(15)
Includes 84,337 shares of common stock and stock options to acquire 2,736,999 shares of common stock that have vested or will vest within 60 days of October 13, 2026, and assumes the exercise of Warrants for an additional 25,907 shares of common stock.

OUR MANAGEMENT

The following table sets forth certain information regarding those individuals currently serving as our directors (or nominated to serve as a director) and executive officers as of October 13, 2026:

Name	Age	Position
Dr. Jerel Banks	51	Chief Executive Officer, Chairman of the Board of Directors
Megan Boston	54	Chief Financial Officer and Secretary
Sophie Mukadam	45	Chief Operating Officer
J. Kevin Buchi (1)(3)	71	Director
Peter Francis (1)(2)(3)	70	Director
Dr. David Friedman	51	Director
Dr. Sharon Mates (2)(3)(4)	72	Director
Kishen Mehta (3)	41	Director
Edward Smith (1)(2)	55	Director

(1)
Member of our Audit Committee.
(2)
Member of our Compensation Committee.
(3)
Member of our Nominating and Corporate Governance Committee.
(4)
Lead Independent Director.

Dr. Jerel Banks has been a Director since October 2016, Chairman of our Board since October 2017 and Chief Executive Officer since June 2018. Dr. Banks was formerly the Chief Investment Officer of Nant Capital, LLC. Prior to joining Nant Capital, LLC, Dr. Banks served as vice president, portfolio manager and research analyst for the Franklin Biotechnology Discovery Fund at Franklin Templeton Investments from 2012 to 2015. Prior to his tenure at Franklin Templeton Investments, he worked as a biotechnology senior equity research analyst at Sectoral Asset Management from 2011 to 2012. From 2008 to 2011, Dr. Banks worked as a biotechnology equity research analyst at Apothecary Capital, the healthcare investment management team for the family investment office of the Bass Family of Fort Worth, Texas. Dr. Banks began his career in investment management as a healthcare equity research associate at Capital Research Company where he was a member of the equity research team from 2006 to 2008. Dr. Banks earned an M.D. from Brown University School of Medicine and a Ph.D. in Organic Chemistry from Brown University, and he holds an A.B. in Chemistry from Princeton University. Dr. Banks’ experience in the healthcare industry and finance provides valuable experience and guidance to the Board.

Megan Boston has previously been Chief Executive Officer and Managing Director of several companies, including entities listed on the Australian Stock Exchange. With over 15 years of experience, Ms. Boston has been a director across a range of industries where she chaired company boards as well as board sub-committees particularly in the area of finance and risk management. Specifically, Ms. Boston was a Director of Benitec from August 2016 to May 2026, Executive Director from June 2018 to December 31, 2024 and our Chief Financial Officer since January 1, 2025. Ms. Boston is also our Secretary. From 2014 until joining Benitec, Ms. Boston was CEO of listed companies on the Australian Stock Exchange and held senior executive roles at various banking institutions in the area of risk and compliance, as well as working for PricewaterhouseCoopers. Ms. Boston holds a Bachelor of Commerce and is an Australian Chartered Accountant. Ms. Boston has also completed the company directors course diploma administered by the Australian Institute of Company Directors.

Sophie Mukadam has served as the Company’s Chief Operating Officer since January 1, 2025 and, prior to that, served as Associate Director, Program Management at Benitec Biopharma Inc. since 2021 and previously served as Senior Program Manager between 2019 and 2021. Between 2018 and 2019, Ms. Mukadam served as a regulatory affairs professional at Premier Consulting (formerly Regulatory Professionals, Inc.). Prior to her work in the areas of program management and regulatory affairs, Ms. Mukadam was deeply engaged in fundamental research and development activities underlying the advancement of a broad range of investigational therapeutic programs. Between 2003 and 2018, Ms. Mukadam held scientific research positions at Genentech (A Member of the Roche Group), Bristol-Myers Squibb (formerly Kosan Biosciences Inc.), and Pfizer (formerly Vicuron Pharmaceuticals), with many of her principal contributions represented in the scientific literature. Ms. Mukadam holds a B.A. in Molecular and Cell Biology from the University of California, Berkeley, and she has earned a Certificate in Project Management for Biotechnology from the University of Washington and the University of California, San Diego.

J. Kevin Buchi has been a Director since April 2013. Mr. Buchi previously served as Chief Executive Officer of BioSpecifics Technologies Corp. and of TetraLogic Pharmaceuticals Corporation. Mr. Buchi served as Chief Executive Officer of Cephalon, Inc., or Cephalon, from December 2010 through its acquisition by Teva Pharmaceutical Industries Ltd in October 2011. After the acquisition Mr. Buchi served as Corporate Vice President, Global Branded Products of Teva Pharmaceuticals Industries Ltd. Mr. Buchi joined Cephalon in 1991 and held various positions, including Chief Operating Officer, from January 2010 to December 2010, Chief Financial Officer and Head of Business Development prior to being appointed Chief Executive Officer.

Mr. Buchi is also on the board of directors of Amneal Pharmaceuticals, Inc. (NASDAQ: AMRX). Mr. Buchi has a B.A. in chemistry from Cornell University and a Masters in Management from Kellogg Graduate School of Management at Northwestern University. He is also a Certified Public Accountant.

Based on his broad executive experience in the biotechnology industry, we believe Mr. Buchi has the appropriate skills and qualifications to serve on the Board.

Peter Francis has been a director since February 2006 and was previously Chairman of the Board until October 2017. Since 1993, Mr. Francis has been a partner at Francis Abourizk Lightowlers, a firm of commercial and technology lawyers with offices in Melbourne, Australia. He is a legal specialist in the areas of intellectual property and licensing and provides legal advice to corporations and research bodies. Mr. Francis completed his studies in law and jurisprudence at Monash University.

Based on his substantive intellectual property background and experience with our company, we believe Mr. Francis has the appropriate skills and qualifications to serve on the Board.

Dr. David Friedman has been a director since May 2026. Dr. Friedman is an experienced healthcare investor and currently serves as Managing Director at Montanova Capital LLC (“Montanova Capital”) since January 2020, where he works on healthcare investment strategies for the firm’s Averill platform. Prior to joining Montanova Capital, Dr. Friedman was a Healthcare Analyst at Scopia Capital Management. Earlier in his career, he worked in biotechnology equity research at Morgan Stanley. Dr. Friedman is also on the board of directors of Veradermics, Inc. (Nasdaq: MANE), Avalyn Pharma Inc. (Nasdaq: AVLN), Click Therapeutics, Inc. Sapphiros, and Fluidform. Dr. Friedman earned his MD from the University of Pittsburgh School of Medicine, his MBA from Harvard Business School, and his BS in Biology from Duke University.

Based on his substantial experience as an investor in the healthcare industry and experience in the biotechnology industry, we believe Dr. Friedman has the appropriate skills and qualifications to serve on the board.

Dr. Sharon Mates has been a director since November 2025 and was appointed as the Board’s Lead Independent Director in May 2026. Dr. Mates served as the Chairman, Chief Executive Officer, and Co-founder of Intra-Cellular Therapies Inc. (ITI) from June 2002 until its acquisition by Johnson & Johnson (JNJ) in April 2025. Intra-Cellular Therapies focused on developing medicines for mental health disorders like bipolar disorder, depression and schizophrenia and received U.S. Food and Drug Administration (“FDA”) approval for its novel antipsychotic CAPLYTA® in 2019 prior to its 2025 acquisition for approximately $14.6 billion by JNJ. She has served on several not-for-profit boards. Dr. Mates is also a director of Medincell, a biopharmaceutical company in France (Euronext: MEDCL) and is also on the board of directors of Seaport Therapeutics, Inc. (Nasdaq: SPTX). She has also served on advisory councils affiliated with Harvard School of Public Health and the University of Maryland Biotechnology Institute. Dr. Mates received a B.S. from Ohio State University, a Ph.D. from the University of Washington and completed her postdoctoral fellowships at Massachusetts General Hospital and Harvard Medical School.

Based on her substantial experience in the healthcare industry, we believe Dr. Mates has the appropriate skills and qualifications to serve on the board.

Kishen Mehta has been a director since June 2024. Mr. Mehta is the Chief Investment Officer and Portfolio Manager of the Averill and Averill Madison strategies at Montanova. Mr. Mehta has over 15 years of experience in the healthcare industry. Since September 2022, Mr. Mehta has served as a director of Biohaven Ltd. (NYSE: BHVN), a biopharmaceutical company focused on therapeutics in immunology, neuroscience, and oncology, and prior to that served as a director of its predecessor company, Biohaven Pharmaceutical Holding Company Ltd., from June 2021 until September 2022. Beginning in 2021, Mr. Mehta also served as President and a director of four Nasdaq-listed special-purpose acquisition companies affiliated with Montanova, Social Capital Suvretta Holdings Corp. I (from which Mr. Mehta resigned in August 2022 in connection with its business combination), Social Capital Suvretta Holdings Corp. II (which ceased operations in May 2023), Social Capital Suvretta Holdings Corp. III (from which Mr. Mehta resigned in July 2022 in connection with its business combination), and Social Capital Suvretta Holdings Corp. IV (which ceased operations in May 2023) and is also on the board of directors of MedStaff Technologies, Inc. Prior to becoming the Portfolio Manager of the investment strategy at Montanova , he served as a strategic advisor to Biohaven Pharmaceuticals, Inc. where he advised the firm on various business development, corporate strategy, and capital structure decisions.

Based on his substantial experience as an investor in the healthcare industry, we believe Mr. Mehta has the appropriate skills and qualifications to serve on the board.

Edward Smith has been a director since April 2020 and brings more than 20 years of experience in executive finance and operations leadership in the biotechnology industry to our Board. Mr. Smith presently serves as Chief Financial Officer of Reunion Neuroscience, Inc., a biopharmaceutical company focused on treating depression and other mental health disorders. Prior to joining Reunion, Mr. Smith served as CFO and took public LAVA Therapeutics N.V. (Nasdaq: LVTX), Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS) and PolyMedix, Inc. (Nasdaq: PYMX). Prior to that, he was executive director of finance at InKine Pharmaceutical Company, Inc., now part of Valeant Pharmaceuticals International Inc. Earlier in his career, he held various positions of increasing responsibility in public accounting, most recently in the audit practice at Deloitte.

Based on his extensive finance and operations background in the biotechnology industry, we believe Mr. Smith has the appropriate skill and qualifications to serve on the Board.

There are no family relationships among any of our directors or executive officers and no arrangements or understandings with major stockholders, customers, suppliers or others pursuant to which any of our directors or members of senior management was selected as such, except Mr. Mehta was appointed by Montanova as a Director pursuant to the previously disclosed Board Designation Agreement entered into in April 2024 in connection with the April 2024 private placement and the Board subsequently determined to appoint Dr. Friedman, a Managing Director and Senior Analyst at Montanova, as a Director.

The business addresses for each of our directors and executive officers is 3940 Trust Way, Hayward, California 94545.

CORPORATE GOVERNANCE AND BOARD MEETINGS AND COMMITTEES

The Company’s business and affairs are managed under the direction of the Board. The Board currently consists of seven directors, comprising the Company’s Chief Executive Officer and six outside directors. The Board has determined that each of Mr. Buchi, Mr. Francis, Dr. Friedman, Dr. Mates, Mr. Mehta and Mr. Smith is “independent” as defined under the listing standards of Nasdaq. When evaluating the independence of Mr. Mehta and Dr. Friedman, the Board considered each director’s role at Montanova, the Company’s largest stockholder. The Board periodically evaluates the size of the Company’s board of directors. The number of directors can be fixed from time to time by resolution of the Board pursuant to the Company’s amended and restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”).

Each of the Company’s current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation, or removal.

The Company’s Certificate of Incorporation provides that the Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. The Board is designated as follows:

•
Messrs. Smith and Mehta and Dr. Mates are Class I directors, and their current terms will expire at this year’s annual meeting of stockholders;
•
Messrs. Buchi and Francis are Class II directors, and their current terms will expire at the annual meeting of stockholders to be held in 2027; and
•
Dr. Banks and Dr. Friedman are Class III directors, and their current terms will expire at the annual meeting of stockholders to be held in 2028.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.

Attendance at Annual Meetings of Stockholders

We expect that all of our Board members will attend our annual meetings of stockholders in the absence of a showing of good cause for failure to do so. All of the members of our Board then serving as directors attended our 2025 annual meeting of stockholders virtually.

Board Meetings and Committees

During our last fiscal year, each of our directors attended at least 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of the committees on which the director served.

Board of Directors

Our Board held a total of seven meetings during the last fiscal year. Our Board has three standing committees — an Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (our “Audit Committee”), a Compensation Committee (our “Compensation Committee”) and a Nominating and Corporate Governance Committee (our “Nominating Committee”). Our Audit Committee, Compensation Committee and Nominating Committee each have a charter, which is available at the “Governance” section under the “For Investors” tab on our website at www.benitec.com.

Lead Independent Director

In May 2026, the Board determined to appoint Dr. Sharon Mates as Lead Independent Director. Because the Chairman is not an independent director, the Board determined that a lead independent director role would provide an efficient mechanism for the governance and operation of the Board by providing our Chairman with readily-available resources to manage the affairs of the Board. Our independent directors also retain the opportunity to meet in executive session without management.

Audit Committee

The purpose of the Audit Committee is to assist the board in fulfilling its oversight responsibilities with respect to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, and (iii) the independent auditors’ qualifications, independence and performance. The Audit Committee is also responsible for preparing a report to be included with this proxy statement. The Audit Committee also advises and consults with management and the Board regarding the Company’s financial affairs, and appoints, oversees and approves compensation for the work of the Company’s independent auditors. The Audit Committee also is responsible for reviewing and approving any related party transaction that is required to be disclosed. Our Audit Committee met five times during the last fiscal year. The current members of our Audit Committee are Messrs. Smith (Chair), Buchi and Francis.

Our Board has determined that Messrs. Smith, Buchi and Francis each meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable Nasdaq rules. Our Board has determined that Mr. Buchi and Mr. Smith is each an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules.

Compensation Committee

The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating and providing benefits to the Company’s executive officers and makes recommendations to the Board with respect to non-employee director compensation. The Compensation Committee’s responsibilities and duties are set forth in the Compensation Committee Charter. The Compensation Committee’s responsibilities specifically include reviewing and approving the goals and objectives relevant to the chief executive officer’s and other executive officers’ compensation, evaluating the performance of the chief executive officer and other executive officers in light of those goals and objectives, making recommendations to the Board with respect to non-employee director compensation, and administering the Company’s Clawback Policy. The Compensation Committee is also responsible for making recommendations to the Board with respect to incentive compensation plans and equity-based incentive compensation plans.

Our Compensation Committee met ten times during the last fiscal year. The current members of our Compensation Committee are Mr. Francis (Chair), Mr. Smith and Dr. Mates. Mr. Buchi served as a member of the Compensation Committee until May 2025. Our Board has determined that all members of our Compensation Committee are “independent” as defined under the rules of the SEC and the listing standards of Nasdaq.

No member of our Compensation Committee is or has been our current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended June 30, 2026.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage consultants or other advisors, including independent counsel and compensation advisors, as it deems necessary or appropriate to carry out its duties. With respect to the fiscal year ended June 30, 2026, the Compensation Committee retained Exequity LLP (“Exequity”) to provide advice to the Compensation Committee with respect to the compensation of our non-employee directors and executive officers and to provide advice with respect to the Company’s 2020 Equity and Incentive Compensation Plan. The Compensation Committee assessed the independence of Exequity and concluded that its work did not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating Committee reviews the Company’s Corporate Governance Guidelines and recommends appropriate revisions to the Company’s governing documents to the Board. The Nominating Committee’s responsibilities include identifying individuals qualified to become members of the Board, recommending candidates to fill Board vacancies and newly created director positions, recommending whether incumbent directors should be nominated for re-election upon the expiration of their terms, recommending corporate governance guidelines applicable to the Board and to the Company’s employees, overseeing the evaluation of the Board and its committees, and assessing and recommending Board members to the Board for committee membership. This assessment includes factors such as judgment, skill, integrity, experience with businesses and other organizations of comparable size and/or in comparable industries, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors that the committee deems relevant to the current needs of the Board, including those that promote diversity.

The current members of our Nominating Committee are Messrs. Mehta (Chair), Buchi and Francis and Dr. Mates. Our Nominating Committee met twice during the last fiscal year. Our Board has determined that all members of our Nominating Committee are “independent” as defined under the rules of the SEC and the listing standards of Nasdaq.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. The corporate governance guidelines provide: that the role of the Board is to oversee the performance of the Company’s Chief Executive Officer and other senior management of the company; a set of qualifications for director skills, experience, and independence; a process for related-person transaction review by the Audit Committee; and succession planning for management. Under the corporate governance guidelines, the Board considers the management of significant risks to the Company.

Hedging and Pledging Policy

Employees (including officers) and directors of the Company are prohibited from entering into hedging transactions with respect to the Company’s securities, or engaging in transactions with respect to the Company’s securities that are of a speculative nature, including, but not limited to, put or call options, margining Company securities, or otherwise pledging Company securities as collateral.

Code of Ethics and Business Conduct

We have established a Code of Ethics and Business Conduct as of April 14, 2020, which sets out the standards of behavior that apply to every aspect of our dealings and relationships, both within and outside the company. The following standards of behavior apply to all directors, executive officers and employees of the company:

•
comply with all laws that govern us and our operations;
•
act honestly and with integrity and fairness in all dealings with others and each other;
•
avoid or manage conflicts of interest;
•
use our assets responsibly and in the best interests of the company; and
•
be responsible and accountable for our actions.

The Code of Ethics and Business Conduct is available on our website at www.benitec.com. Any amendments made to the Code of Ethics and Business Conduct will also be available on our website, within four business days of any such amendment.

Insider Trading Policy

We have adopted an Insider Trading Policy, amended as of May 12, 2026, that governs transactions involving the Company’s securities by our directors, executive officers, employees, and consultants or independent contractors and their respective related persons. The Insider Trading Policy requires that such persons refrain from trading in our securities while in possession of material nonpublic information, observe blackout periods, and, in some cases, obtain prior approval for trades.

Stockholder Communications with Directors

Stockholders who want to communicate with our Board or with a particular director or committee may send a letter to our Secretary at Benitec Biopharma Inc., 3940 Trust Way, Hayward, California 94545. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should state whether the intended recipients are all members of our Board or just certain specified individual directors or a specified committee. The Secretary will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as set forth below, the Company has not been a participant since July 1, 2024 in a transaction in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

November 2025 Financing Transaction

On November 5, 2025, we entered into an Underwriting Agreement with Leerink Partners LLC and TD Securities (USA) LLC, as representatives of the several underwriters named therein, pursuant to which we agreed to issue and sell, in a firm commitment underwritten offering by us (the “Underwritten Offering”), 5,930,000 shares of our common stock. In addition, we granted the underwriters a 30-day option to purchase up to an additional 889,500 shares of our common stock. The public offering price for each share of common stock was $13.50. In connection with their services, the underwriters received an underwriting discount equal to 6.0% of the gross proceeds of the Underwritten Offering. Concurrently with the Underwritten Offering, on November 5, 2025, we entered into a Securities Purchase Agreement with entities affiliated with Montanova , a greater than 5% beneficial owner prior to the offering (together, the “Purchasers”), pursuant to which we agreed to issue and sell to the Purchasers an aggregate of 1,481,481 shares of our common stock at a purchase price of $13.50 per share in a registered direct offering (the “Direct Offering,” and together with the Underwritten Offering, the “Offerings”), the same price per share as the offering price in the Underwritten Offering. The aggregate purchase price paid by the Purchasers in the Direct Offering was approximately $20.0 million. In connection with their services, we entered into a Placement Agency Agreement with Leerink Partners, TD Securities and Evercore ISI pursuant to which we agreed to pay such placement agents a fee in an amount equal to 6.0% of the gross proceeds received by the Company from the Direct Offering, subject to the placement agents reimbursing the Company for certain of its expenses. Pursuant to the Securities Purchase Agreement, the Company and the Purchasers entered into a Registration Rights Agreement pursuant to which the Company agreed to register for resale the shares of our common stock sold in the Direct Offering. We received gross proceeds of approximately $104.5 million, less underwriter issuance costs of $5.7 million and other incidental costs of $0.6 million.

March 2025 Financing Transaction

On March 25, 2025, we entered into an Underwriting Agreement with Leerink Partners LLC and TD Securities (USA) LLC, as representatives of the several underwriters named therein, pursuant to which we agreed to issue and sell, in an underwritten offering by us (the “March 2025 Underwritten Offering”), (i) 1,143,000 shares of our common stock at a purchase price to investors of $13.00 per share, and (ii) pre-funded warrants to purchase 300,000 shares of Common Stock at an exercise price of $0.0001 per share at a purchase price to investors of $12.999 per warrant. In connection with the March 2025 Underwritten Offering, we entered into a Securities Purchase Agreement with entities affiliated with Suvretta Capital, a greater than 5% beneficial owner prior to the offering (together, the “March 2025 Purchasers”), pursuant to which we agreed to issue and sell to the March 2025 Purchasers an aggregate of 900,000 shares of Common Stock at a purchase price of $13.00 per share in a registered direct offering (the “March 2025 Direct Offering,” and together with the Underwritten Offering, the “March 2025 Offerings”), the same price per share as the offering price in the March 2025 Underwritten Offering. We received gross proceeds of approximately $30.5 million and net proceeds of approximately $28.2 million from the March 2025 Offerings.

Review and Approval of Related Party Transactions

Our related parties include our directors, director nominees, executive officers, holders of more than five percent of the outstanding shares of our common stock and the foregoing persons’ immediate family members. We review relationships and transactions in which the Company and our related parties are participants to determine whether such related persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to a related party are disclosed in the appropriate SEC filing. In addition, the Audit Committee reviews and approves any related party transaction that is required to be disclosed. Set forth above is information concerning transactions with our related parties that is required to be disclosed under SEC rules.

Indemnification and Severance Agreements

We have entered into indemnification agreements with our directors and executive officers which require us to indemnify such individuals to the fullest extent permitted by Delaware law. Our indemnification obligations under such agreements are not limited in amount or duration. Certain costs incurred in connection with such indemnities may be recovered under certain circumstances under various insurance policies. Given that the amount of any potential liabilities related to such indemnities cannot be determined until a lawsuit has been filed against a director or executive officer, we are unable to determine the maximum amount of losses that we could incur relating to such indemnities. Historically, any amounts payable pursuant to such director and officer indemnities have not had a material negative effect on our business, financial condition or results of operations.

Equity Award Granting Policy

Equity compensation awards made to our NEOs must be approved by the Compensation Committee. The Compensation Committee may, from time to time make equity awards, including stock options. The Compensation Committee does not take material non-public information into account when determining the timing of the grant of stock options, and the timing of the release of material non-public information is not based on affecting the value of executive compensation.

EXECUTIVE COMPENSATION

As a “smaller reporting company” we have opted to comply with the scaled executive compensation disclosure rules applicable to “smaller reporting companies” (as such term is defined under applicable securities laws).

Our named executive officers, or our “NEOs”, for the fiscal year ended June 30, 2026 were Dr. Jerel A. Banks, our Executive Chairman and Chief Executive Officer, Megan Boston, our Chief Financial Officer and Secretary, and Sophie Mukadam, our Chief Operating Officer.

The Company’s named executive officer compensation program is designed to incentivize our named executive officers to grow our business and further link the interests of our named executive officers with our stockholders. We provide our named executive officers with an annual base salary as a fixed, stable form of compensation, certain cash incentive opportunities as noted below to reward achievement of short-term goals, and, in prior fiscal years, we have granted our named executive officers stock options with multi-year vesting schedules to further align their compensation with our stockholders’ long-term interests. We have also entered into employment agreements with Dr. Banks and Ms. Boston that provide for a fixed notice period in connection with certain terminations of employment. The employment agreements and our named executive officer compensation program generally are described in greater detail below under the heading “Narrative Disclosure to Summary Compensation Table”.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our NEOs during the fiscal year ended June 30, 2026 and the fiscal year ended June 30, 2025:

Named Executive Officer and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total($)
Dr. Jerel Banks, M.D. Ph.D	2026	667,000	550,275	5,252,400	46,644	(4)	6,516,319
Chairman and Chief Executive Officer	2025	661,100	366,850	24,795,540	41,546		25,865,036
Megan Boston	2026	531,900	281,380	2,334,400	19,757	(4)	3,167,437
Chief Financial Officer, Secretary	2025	445,610	175,000	7,728,480	250,203		8,599,293
Sophie Mukadam	2026	500,000	300,000	5,836,000	70,443	(5)	6,706,443
Chief Operating Officer	2025	340,846	200,000	3,175,800	58,747		3,775,393

(1)
From July 1, 2025 through June 30, 2026, Dr. Banks’, Ms. Boston’s, and Ms. Mukadam’s annual base salaries were $667,000, $531,900 and $500,000, respectively.
(2)
Reflects discretionary bonuses paid to Dr. Banks, Ms. Boston and Ms. Mukadam, in connection with their performance during the fiscal years ending June 30, 2025 and June 30, 2026. Amounts for fiscal 2026 represent the half-year cash bonus earned for the period from July 1, 2025 through December 31, 2025.
(3)
Amount represents the aggregate grant date fair value of stock and option awards granted by the Company in the fiscal year ended June 30, 2026, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 9 to the Company’s consolidated financial statements for the year ended June 30, 2026, included in our Annual Report on Form 10-K. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any that will be recognized by the NEOs.
(4)
Amount reflects company-paid health and life insurance premiums.
(5)
Amount reflects company-paid health and life insurance premiums $46,527 and 401(k) employer matching contributions.

Narrative Disclosure to Summary Compensation Table

Annual Base Salary

We use base salaries to recognize the experience, skills, and responsibilities required of all of our employees, including our NEOs. Base salaries are reviewed annually by our Board. From July 1, 2025 through June 30, 2026, Dr. Banks’, Ms. Boston’s, and Ms. Mukadam’s annual base salaries were $667,000, $531,900 and $500,000, respectively.

Bonus Compensation – in fiscal 2026 there was a half year cash bonus for the period from July 1, 2025 through December 31, 2025 with a decision to transition to a calendar year review for 2026.

We have historically awarded our NEOs annual discretionary bonuses. For the fiscal year ended June 30, 2025, the Compensation Committee paid discretionary bonuses to our NEOs which were based on a target of 55%, 40% and 40% of base salary for each of Dr. Banks, Ms. Boston, and Ms. Mukadam, respectively. The actual annual cash bonuses awarded to Dr. Banks, Ms. Boston, and Ms. Mukadam for the fiscal years ended June 30, 2025 and June 30, 2026 are set forth above in the “Summary Compensation Table” in the column titled “Bonus.”

Equity or Equity-Linked Incentive Awards

Although we do not have a formal policy with respect to the grant of equity incentive awards to our NEOs, we believe that equity grants provide our NEOs with a strong link to our long-term performance, create an ownership culture and help to align the interests of our NEOs and our stockholders.

On December 9, 2020, the Company’s stockholders approved the Company’s 2020 Equity and Incentive Compensation Plan (the “2020 Plan”). Our Compensation Committee has granted stock options to our NEOs, which have historically been subject to time-based vesting, vesting in either quarterly installments over a period of four years or in annual installments over a period of three years, generally subject to the applicable NEO’s continued employment through the vesting date. Recent grants for fiscal 2026 and 2025 have incorporated the longer 4-year vesting schedule. We believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our NEOs to remain in our employment during the vesting period.

On November 18, 2025, the Compensation Committee approved the grant to each of Dr. Banks, Ms. Boston, and Ms. Mukadam of nonqualified stock options to purchase 450,000, 200,000 and 500,000 shares, respectively, of the Company’s common stock pursuant to the 2020 Plan. The stock options vest in sixteen substantially equal quarterly installments on the last day of each full fiscal quarter of the Company ending after the grant date of the stock options, with the first vesting date occurring on March 31, 2026, subject to the applicable NEO’s continued service with the Company through the applicable vesting date.

If an NEO dies or terminates employment or service due to Disability (as defined in the 2020 Plan), the NEO generally has 12 months to exercise their vested options or the options are cancelled. If an NEO otherwise leaves the Company, other than for a termination by the Company for Cause (as defined in the 2020 Plan), the NEO generally has 90 days to exercise their vested options or the options are cancelled. Upon the consummation of a Change in Control (as defined in the 2020 Plan), all unvested stock options will immediately vest as of immediately prior to the Change in Control.

Employment Agreements with our NEOs

We are a party to employment agreements with our NEOs. These employment agreements provide for “at will” employment and may be terminated at any time.

Employment Agreement with Dr. Jerel A. Banks, M.D. Ph.D.

In September 2018, Tacere Therapeutics, Inc., a subsidiary of the Company, entered into an employment agreement with Dr. Banks setting forth the terms of his employment as Executive Chairman and Chief Executive Officer of Benitec Biopharma Limited. In connection with our re-domiciliation, Dr. Banks was appointed Executive Chairman and Chief Executive Officer of the Company. The agreement provides for Dr. Banks’ employment and sets forth his (i) annual base salary, (ii) discretionary annual bonus, (iii) eligibility to participate in employee benefit plans, (iv) eligibility for accrued paid vacation, (v) expense reimbursements in accordance with Company policy, (vi) eligibility to participate in the Company’s equity incentive plan, (vii) post-employment obligations to refrain from soliciting our employees for one year following the end of employment, and (viii) certain non-disparagement obligations. Dr. Banks’ employment agreement also provides for confidentiality of information and ownership of proprietary property restrictions.

Pursuant to the employment agreement, Dr. Banks’ employment is “at will” and can be terminated at any time. However, the Company must provide Dr. Banks with at least six months’ prior notice (or pay in lieu of notice) prior to any termination. Dr. Banks may terminate his employment on no fewer than six months’ prior written notice to the Company.

Notwithstanding any provisions in the employment agreement, the Company may terminate Dr. Banks’ employment immediately without prior notice to Dr. Banks if he (a) commits any serious or persistent breach of any of the provisions of the employment agreement, (b) commits any act of willful or serious misconduct or negligence in the discharge of his duties, (c) becomes of unsound mind or under the control of any committee or officer under any law relating to mental health, (d) is convicted of a felony, which in our reasonable opinion affects Dr. Banks’ position, or (e) becomes permanently incapacitated by accident or illness from performing duties under the employment agreement for a period aggregating more than three months in any six-month period, or for any period beyond three consecutive months.

Employment Agreement with Megan Boston

In July 2018, Benitec Biopharma Proprietary Limited entered into an employment agreement with Megan Boston for the position of Executive Director. In connection with entering into the employment agreement, Ms. Boston ceased serving as a Non-Executive Director of the Company. Ms. Boston remained on the Board until May 2026 and, effective January 1, 2025, was appointed as our Chief Financial Officer. The employment agreement provides for Ms. Boston’s employment and sets forth her (i) annual base salary, (ii) discretionary annual bonus, (iii) eligibility for accrued paid vacation, (iv) expense reimbursements in accordance with Company policy, and (v) post-employment obligations to refrain from soliciting our employees for one year following the end of employment. Ms. Boston’s employment agreement also provides for confidentiality of information and ownership of proprietary property restrictions.

Pursuant to the employment agreement, Ms. Boston’s employment is “at will” and can be terminated at any time. However, the Company must provide Ms. Boston with at least six months’ prior notice (or pay in lieu of notice) prior to any termination. Ms. Boston may terminate her employment on no fewer than six months’ prior written notice.

Notwithstanding any provisions in the employment agreement, the Company may terminate Ms. Boston’s employment immediately without prior notice to Ms. Boston if she (a) commits any serious or persistent breach of any of the provisions of the employment agreement, (b) commits any act of willful or serious misconduct or negligence in the discharge of her duties, (c) becomes bankrupt or makes any arrangement or composition with her creditors, (d) becomes of unsound mind or under the control of any committee or officer under any law relating to mental health, (e) is convicted of any criminal offense other than an offense which in our reasonable opinion does not affect Ms. Boston’s position, or (f) becomes permanently incapacitated by accident or illness from performing her duties under the employment agreement for a period aggregating more than three months in any six-month period, or any period beyond three consecutive months.

Employment Agreement with Sophie Mukadam.

In March 2019, Tacere Therapeutics LLC, a subsidiary of the Company, entered into an employment agreement with Ms. Mukadam setting forth the terms of her employment. The agreement provides for Ms. Mukadam’s employment and sets forth her (i) annual base salary, (ii) eligibility to participate in employee benefit plans, (iii) eligibility for accrued paid vacation, (iv) expense reimbursements in accordance with Company policy, and (v) eligibility to participate in the Company’s equity incentive plan. Ms. Mukadam is also subject to confidentiality of information and ownership of proprietary property restrictions.

Pursuant to the employment agreement, Ms. Mukadam’s employment is “at will” and can be terminated at any time.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity or equity-linked awards for each of our NEOs as of June 30, 2026.

			Option Awards
Named Executive Officer	Grant Date		Number of Securities Underlying Unexercised Options (#)— Exercisable	Number of Securities Underlying Unexercised Options (#)— Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dr. Jerel A. Banks, M.D. Ph.D.	11/18/2025	(1)(4)	56,250	393,750	13.53	11/17/2035
Chairman and Chief Executive Officer	12/9/2024	(1)(3)	288,750	2,021,250	12.18	12/8/2034
	3/6/2024	(1)(2)	311,036	155,518	5.21	3/5/2034
	6/13/2023	(1)(1)(2)(1)	20,994	—	3.91	6/12/2033
Megan Boston	11/18/2025	(1)(4)	25,000	175,000	13.53	11/17/2035
Chief Financial Officer, Secretary	12/9/2024	(1)(3)	270,000	450,000	12.18	12/8/2034
	3/6/2024	(1)(2)	133,335	66,669	5.21	3/5/2034
	6/13/2023	(1)	9,000	—	3.91	6/12/2033
Sophie Mukadam	11/18/2025	(1)(4)	62,500	437,500	13.53	11/17/2035
Chief Operating Officer	12/27/2024	(1)(3)	112,500	187,500	12.00	12/26/2034
	3/6/2024	(1)(2)	66,666	33,334	5.21	3/5/2034
	6/13/2023	(1)	3,529	1,765	3.91	6/12/2033

(1)
The option awards were granted under the 2020 Plan.
(2)
The shares subject to each of the option awards vest in substantially equal installments on each of the first, second and third anniversaries of the grant date, generally subject to continued employment through the applicable vesting date.
(3)
The shares subject to each of the option awards vest in sixteen substantially equal quarterly installments on the last day of each full fiscal quarter of the Company ending after the Grant Date, with the first vesting date occurring on March 31, 2025, generally subject to continued employment through the applicable vesting date.
(4)
The shares subject to each of the option awards vest in sixteen substantially equal quarterly installments on the last day of each full fiscal quarter of the Company ending after the Grant Date, with the first vesting date occurring on March 31, 2026, generally subject to continued employment through the applicable vesting date.

Other Elements of Compensation

Other Benefits and Perquisites

We offer participation in broad-based retirement, health and welfare plans to all of our colleagues, including our NEOs.

We maintain a tax-qualified defined contribution retirement plan that provides eligible U.S. employees, including our NEOs, with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are eligible to defer eligible compensation subject to applicable annual Internal Revenue Code limits. We match employee contributions in cash at a rate of 100% of the first 6% of base compensation that an employee contributes. The 401(k) plan is intended to be qualified under Section 401(a) of the Internal Revenue Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Ms. Mukadam participates in the 401(k) plan.

We contribute to the Australian superannuation scheme that provides eligible Australian employees (including Ms. Boston, prior to her relocation) with an opportunity to save for retirement on a tax-advantaged basis. We pay superannuation in accordance with legislative requirements and our minimum contribution is set by legislation. We offer flexibility for salary sacrifice to be added to the superannuation scheme and any actual increase in our contribution to the superannuation scheme is subject to legislative rules at the time.

Termination or Change in Control Benefits

The employment agreements with Dr. Banks, Ms. Boston and Ms. Mukadam provide for specified notice periods (or pay in lieu of notice) if the Company terminates the employment of our NEOs under certain circumstances, as described above in the “Employment Agreements with our NEOs” section. Upon the consummation of a Change in Control (as defined in the 2020 Plan), all unvested stock options granted pursuant to the 2020 Plan will immediately vest as of immediately prior to the Change in Control. Our NEOs are not eligible to receive any additional payments or benefits in connection with their termination of employment or in connection with the Company’s change in control.

Pay Versus Performance Disclosure

As required by Item 402(v) of Regulation S-K, which was mandated by Section 953(a) of the Dodd-Frank Act, we are providing the following information about the relationship between “compensation actually paid” to our principal executive officer (“PEO”) and average “compensation actually paid” (“CAP”) to each of our NEOs and the financial performance of the Company for the Company’s fiscal years ended June 30, 2026 (“Fiscal 2026”), June 30, 2025 (“Fiscal 2025”), and June 30, 2024 (“Fiscal 2024”), in each case calculated in a manner consistent with SEC rules.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total or Non-PEO NEOs (2)(3)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3)	Investment Based Total Shareholder Return (4)	Income (loss) (in thousands)
2026	$6,516,319	$9,536,670	$4,936,940	$5,524,224	$330.18	$(45,670)
2025	$25,865,036	$26,724,611	$6,187,343	$6,794,411	$288.70	$(37,864)
2024	$3,159,337	$4,288,885	$1,438,577	$1,942,302	$172.40	$(21,814)

(1)
The PEO reflected in these columns for Fiscal 2026, Fiscal 2025 and Fiscal 2024 is Dr. Jerel A. Banks, M.D. Ph.D.
(2)
CAP to our PEO and Non-PEO NEOs is calculated based on the “Total Compensation” reported in the Summary Compensation Table (“SCT”) for each of the applicable fiscal years, adjusted to exclude and include certain items in accordance with Item 402(v) of Regulation S-K as follows.

PEO SCT Total to CAP Reconciliation:

			Additions to SCT Total(ii)
Fiscal Year	SCT Total	Deductions from SCT Total (i)	Fair Value of Current Year Equity Awards for Fiscal Year 2026	Change in Value of Prior Years’ Awards Unvested for Fiscal Year 2026	Change in Value of Prior Years’ Awards that Vested in Fiscal Year 2026	CAP
2026	$6,516,319	$5,252,400	$5,097,358	$726,782	$2,448,611	$9,536,670
2025	$25,865,036	$24,795,540	$23,650,026	$1,263,672	$741,417	$26,724,611
2024	$3,159,337	$2,133,085	$2,933,318	$55,808	$273,507	$4,288,885

Average Non-PEO NEOs SCT Total to CAP Reconciliation:

			Additions to SCT Total(ii)
Fiscal Year	Summary Compensation Table (“SCT”) Total	Deductions from SCT(i)	Fair Value of Current Year Equity Awards for Fiscal Year 2026	Change in Value of Prior Years’ Awards Unvested for Fiscal Year 2026	Change in Value of Prior Years’ Awards that Vested in Fiscal Year 2026	CAP
2026	$4,936,940	$4,085,200	$3,968,652	$162,754	$541,078	$5,524,224
2025	$6,187,343	$5,452,140	$5,216,356	$527,595	$315,257	$6,794,411
2024	$1,438,577	$914,418	$1,257,465	$23,925	$136,753	$1,942,302

(i)
Represents the grant date fair value of equity-based awards granted each year as reported in the Summary Compensation Table for the applicable fiscal year. The fair values of equity compensation, including such amounts described in the tables above, are calculated in accordance with FASB ASC Topic 718. All assumptions made in the valuations are contained and described in Note 10 to the Company’s consolidated financial statements for the year ended June 30, 2026 included in our Annual Report on Form 10-K.

We did not report a change in pension value for any of the years reflected in this table because the Company does not maintain a defined benefit or actuarial pension plan and therefore a deduction from SCT related to such pension plans is not needed.

(ii)
Reflects the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The fair values of equity compensation, including such amounts described in the tables below, are calculated in accordance with FASB ASC Topic 718. The amounts shown in the table reflect the total fair value on the applicable date(s) listed in the table above, and do not necessarily reflect the actual value, if any, that may be realized by the PEO or the non-PEO, as applicable.
(3)
The non-PEO NEOs reflected in these columns are Megan Boston (Chief Financial Officer) for Fiscal 2024 to Fiscal 2026 and Sophie Mukadam (Chief Operating Officer) for Fiscal 2025 and Fiscal 2026.
(4)
Represents cumulative total return to holders of our common stock from June 30, 2023 (the last trading day before Fiscal 2024) through June 30, 2026 (the last trading day of the covered period), calculated from the market close on the last trading day before Fiscal 2024 through and including the end of each applicable fiscal year in the table above for which the total shareholder return is being calculated. The total shareholder return for each investment assumes that $100 was invested in our common stock on June 30, 2023 through June 30, 2026, including reinvestment of any dividends (of which none were paid during this period).

Relationship Between Financial Performance Measures and CAP

In Fiscal 2026, there was an inverse relationship between our total shareholder return and PEO CAP and our average non-PEO NEO CAP, and a direct relationship between our net income and our PEO CAP and our average non-PEO NEO CAP. Our total shareholder return increased by approximately 14% as compared to Fiscal 2025. Our net income between Fiscal 2025 and Fiscal 2026 decreased by approximately 21%. Our PEO CAP decreased by approximately 64% and our average non-PEO NEO CAP decreased by approximately 19%, in each case as compared to Fiscal 2025.

In Fiscal 2025, there was a direct relationship between our total shareholder return compared to our PEO CAP and our average non-PEO NEO CAP, and there was an inverse relationship between our net income compared to our PEO CAP and our average non-PEO NEO CAP. Our total shareholder return increased by approximately 67% as compared to Fiscal 2024. Our net income between Fiscal 2024 and Fiscal 2025 decreased by approximately 74%. Our PEO CAP increased by approximately 523% and our average non-PEO NEO CAP increased by approximately 250%, in each case as compared to Fiscal 2024.

Equity Compensation Plan Information

The following table provides information regarding the number of securities to be issued under our equity plans, the weighted-average exercise price of options issued under our equity plans and the number of securities remaining available for future issuance under our equity plans, in each case as of June 30, 2026:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation
Equity compensation plans approved by security holders (1)	7,035,497	$11.80	1,169,041
Equity compensation plans not 'approved by security holders	—	—	—
Total	7,035,497	$11.80	1,169,041

(1)
Consists of the 2020 Plan.

DIRECTOR COMPENSATION

The following table shows the total compensation paid to the Company’s directors (other than any such directors who are also NEOs) for the fiscal year ended June 30, 2026.

Name	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
J. Kevin Buchi	62,321	353,311	—	415,632
Peter Francis	56,352	353,311	6,576	416,239
David Friedman(5)	4,384	327,733	—	332,117
Sharon Mates	31,960	740,020	—	771,980
Kishen Mehta(5)	41,010	353,311	—	394,321
Edward F. Smith	56,792	353,311	—	410,103

(1)
For information regarding the compensation of Dr. Banks and Ms. Boston (who served as a director until May 2026),, see “Summary Compensation Table.”
(2)
Fees paid to Mr. Francis were paid in Australian dollars and have been converted to U.S. dollars using a conversion rate of A$1.00 to $0.6790 for the fiscal year ended June 30, 2026.
(3)
Amount represents the aggregate grant date fair value of stock and option awards granted by the Company in the fiscal year ended June 30, 2026, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 9 to the Company’s consolidated financial statements for the year ended June 30, 2026 included in our Annual Report on Form 10-K. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the directors.
(4)
For information regarding other compensation of all directors, see “Narrative Disclosure to Director Compensation Table.”
(5)
Cash compensation for Mr. Mehta’s and Dr. Friedman’s service on the Board is paid directly to Montanova, and option awards granted to each of them are held for the benefit of the Montanova Funds. See “Narrative Disclosure to Director Compensation Table.”

For each director, the aggregate number of option awards outstanding at fiscal year-end for the fiscal year ended June 30, 2026 is set forth below:

Option Awards
Name	(#)
J. Kevin Buchi	107,798
Peter Francis	107,798
David Friedman	35,000
Sharon Mates	63,517
Kishen Mehta	70,000
Edward F. Smith	107,798

Narrative Disclosure to Director Compensation Table

Dr. Banks and Ms. Boston (who served as a director until May 2026), each of whom is an executive officer and employee of the Company, do not receive annual fees with respect to their service on the Board.

The annual fees for the fiscal year ended June 30, 2026 paid to our non-employee directors were:

•
an annual cash retainer of $40,000;
•
an additional annual cash retainer of $30,000 to the Lead Independent Director;

•
an additional annual cash retainer of $15,000 to the chair of the Audit Committee;
•
an additional annual cash retainer of $10,000 to the chair of the Compensation Committee;
•
an additional annual cash retainer of $7,500 to the chair of the Nominating Committee;
•
an additional annual cash retainer of $7,500 to a non-chair member of the Audit Committee;
•
an additional annual cash retainer of $5,000 to a non-chair member of the Compensation Committee; and
•
an additional annual cash retainer of $4,000 to a non-chair member of the Nominating Committee.

In addition to the cash fees paid to our non-employee directors, the Board granted each of Messrs. Buchi, Francis, Smith and Mehta awards for 35,000 options on December 1, 2025. Dr. Sharon Mates was awarded 28,517, 3,500 and 31,500 options on November 5, 2025, December 1, 2025 and January 22, 2026, respectively. Dr. David Friedman was awarded 35,000 options on May 26, 2026. The option awards vest in full on the earlier of immediately prior to the next annual meeting of stockholders and the first anniversary of the grant date. In addition, the Company makes a superannuation contribution on Mr. Francis’ behalf in the amount of $6,576.

Mr. Mehta and Dr. Friedman serve on the Board while employed by Montanova, the investment manager of the Montanova Funds. Each of Mr. Mehta and Dr. Friedman has agreed with Montanova to transfer to Montanova or an affiliate thereof all fees, proceeds from the sale of equity awards and other remuneration received from the Company in connection with his service on the Board or any committee thereof, and has authorized the Company to pay any cash compensation for such service directly to Montanova or its designee. Option awards granted to Mr. Mehta and Dr. Friedman for their Board service are issued to and held by each director on behalf of and for the benefit of the Montanova Funds, and each director has agreed to transfer to Montanova any proceeds from the sale of such awards, including following the exercise of vested options. Montanova has agreed to offset any such cash compensation or proceeds it receives against the management fees payable to it by the Montanova Funds. The amounts reported for Mr. Mehta and Dr. Friedman in the Director Compensation Table above reflect the compensation awarded in respect of their Board service without regard to these arrangements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of seven directors divided into three classes — Class I (Messrs. Smith and Mehta and Dr. Mates), Class II (Mr. Buchi and Mr. Francis) and Class III (Dr. Banks and Dr. Friedman) — with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. The terms of Messrs. Smith and Mehta and Dr. Mates’ terms expire at the Annual Meeting. Accordingly, three Class I directors will be elected at the Annual Meeting. The nominees for election as Class I directors are Messrs. Smith and Mehta and Dr. Mates. The Class I directors will serve until our 2029 Annual Meeting of Stockholders and until their successors are elected and qualified. Assuming the nominees are elected, we will have seven directors serving as follows:

Class I directors: Dr. Sharon Mates, Kishen Mehta and Edward Smith	Terms expire at our 2029 annual meeting of stockholders assuming re-election.
Class II directors: J. Kevin Buchi and Peter Francis	Terms expire at our 2027 annual meeting of stockholders.
Class III directors: Dr. Jerel Banks and Dr. David Friedman	Terms expire at our 2028 annual meeting of stockholders.

The accompanying proxy card grants the proxy holder the power to vote the proxy for a substitute nominee in the event that one of the nominees becomes unavailable to serve as a Class I director. Management presently has no knowledge that the nominees will refuse or be unable to serve as Class I directors for their prescribed terms.

Director Nominees: Dr. Sharon Mates, Kishen Mehta and Edward Smith

See above under “Our Management” for the biographical information of Dr. Mates and Messrs. Mehta and Smith.

Required Vote

Directors are elected by a “plurality” of the shares voted. Plurality means that the nominees with the largest number of votes are elected, up to the maximum number of directors to be chosen (in this case, three directors). Stockholders can either vote “for” the nominees or withhold authority to vote for the nominees. However, shares that are withheld will have no effect on the outcome of the election of the directors. Abstentions and broker non-votes also will not have any effect on the outcome of the election of the directors.

Board Recommendation

Our Board Recommends a Vote “For” the Election of each of Dr. Mates, Mr. Mehta and Mr. Smith.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Accounting Firm

Our Audit Committee has selected Ernst & Young LLP (“EY”), an independent registered public accounting firm, to audit our financial statements for our fiscal year ending June 30, 2027. EY has served as our independent registered public accounting firm since September 2026, and it does not have any financial interest of any kind in us except the professional relationship between auditor and client.

As previously reported in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 24, 2026 (the “Form 8-K”), the Company, through its Audit Committee, completed a process to review the engagement of the Company’s independent registered public accounting firm to audit the Company’s future consolidated financial statements. On September 18, 2026, our Audit Committee dismissed Baker Tilly US, LLP (“Baker Tilly”) and on September 21, 2026 notified Baker Tilly of its dismissal and decision to change its independent registered public accounting firm. The audit reports of Baker Tilly on the financial statements of the Company as of and for the fiscal years ended June 30, 2026 and 2025 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to going concern, uncertainty, audit scope, or accounting principles. During the Company’s fiscal years ended June 30, 2026 and 2025, and in the subsequent period through September 21, 2026, there were (i) no disagreements between the Company and Baker Tilly on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Baker Tilly, would have caused Baker Tilly to make reference to the subject matter of the disagreements in their audit report, and (ii) no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K , except for the material weakness in the Company’s internal control over financial reporting, as reported in Item 9A of Part II of the Company’s Annual Report on Form 10-K for the year ended June 30, 2025, filed with the SEC on September 22, 2025, related to inadequate design and implementation of controls over share-based compensation calculation review process, which was remediated as of June 30, 2026, as reported in Item 9A of Part II of the Company’s Annual Report on Form 10-K for the year ended June 30, 2026, filed with the SEC on September 14, 2026. The Company provided Baker Tilly with a copy of the disclosure set forth in the Form 8-K and requested that Baker Tilly furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the statements made in the Form 8-K, each as required by applicable SEC rules. A copy of Baker Tilly’s letter, dated September 24, 2026, is filed as Exhibit 16.1 to the Form 8-K. On September 18, 2026, the Audit Committee approved the engagement of EY as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2027. The engagement was subject to EY completing its client acceptance process, which was completed on September 28, 2026. On September 29, 2026, the Company and EY executed an engagement letter to engage EY as the Company’s registered public accounting firm. During the fiscal years ended June 30, 2026 and 2025 and in the subsequent period through September 21, 2026, neither the Company nor anyone acting on the Company’s behalf, consulted with EY regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a “disagreement” as such term is defined in Item 304(a)(1)(iv) of Regulation S-K, or (iii) any “reportable event” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of each of Baker Tilly and EY are expected to attend the virtual Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders. Our Audit Committee is submitting its selection of EY to our stockholders for ratification.

Audit Fees

The following table sets forth the aggregate fees billed to the Company for services during the fiscal years ended June 30, 2026 and 2025 by Baker Tilly:

Fee Category	2026	2025
Audit Fees(1)	$465,150	$629,925
Audit Related Fees(2)	—	—
Tax Fees(3)	33,075	36,365
All Other Fees	—	—
Total	$498,225	$666,290

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements included in the Company’s Annual Report on Form 10-K and review of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements.
(2)
Audit-Related Fees consist of fees billed for assurance and related services rendered that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”
(3)
Tax Fees were billed for professional services including assistance with tax compliance and the preparation of tax returns, tax consultation services, assistance in connection with tax audits and tax advice related to mergers, acquisitions and dispositions.

Pre-Approval Policies

The Audit Committee, or a designated member thereof, pre-approves 100% of all audit, audit-related, tax and other services rendered by the independent registered public accounting firm to the Company or its subsidiaries.

Required Vote

This proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will have the same effect as a vote “against” Proposal 2. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of EY as our independent registered public accounting firm.

Board Recommendation

Our Board Recommends a Vote “For” the Ratification of the Appointment of our Independent Registered Public Accounting Firm.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The Audit Committee reviews our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. For the fiscal years ended June 30, 2026 and June 30, 2025, the Company’s independent registered public accounting firm was Baker Tilly US, LLP and, for the fiscal year ending June 30, 2027, the Company engaged Ernst & Young LLP as our independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statements on Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees.”

The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and has discussed with them their independence, including whether their provision of other non-audit services to us is compatible with maintaining their independence.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with them, with and without management present to discuss the results of their examinations, the evaluation of our internal controls and the overall quality of our reporting.

Based upon the review and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the previous fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Edward Smith (Chair)
J. Kevin Buchi
Peter Francis

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC (the “Dodd-Frank Act”)), the Company is providing its stockholders the opportunity to cast a non-binding, advisory vote on the compensation of its named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the named executive officers’ compensation. The Board recommended, and the stockholders approved at our 2021 annual meeting of stockholders, that such advisory vote would be conducted annually.

The Company’s named executive officer compensation program is designed to attract, reward and retain the caliber of officers needed to ensure the Company’s continued growth and success. We believe that our named executive officer compensation program is competitive within our industry and strongly aligned with the long-term interests of our stockholders. Our Compensation Committee regularly reviews our named executive officer compensation program to ensure that it achieves the desired goals of aligning our named executive officer compensation structure with our stockholders’ interests and current market practices.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in its proxy statement for the 2026 Annual Meeting, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion thereto, is hereby APPROVED.”

Required Vote

As an advisory vote, this proposal is not binding upon the Company, our Board or our Compensation Committee. Notwithstanding the advisory nature of this vote, our Board and the Compensation Committee, which is responsible for designing and administering the Company’s named executive officer compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. This proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will have the same effect as a vote “against” Proposal 3.

Board Recommendation

Our Board Recommends a Vote, on an Advisory Basis, “For” the Say-on-Pay Vote.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the year ended June 30, 2026 is being made available to our stockholders along with this Proxy Statement.

OTHER MATTERS

We know of no other matters to be submitted at our Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and annual report is being delivered to stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Upon the written or oral request of a stockholder, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials or the Proxy Statement and annual report to a stockholder at a shared address to which a single copy was delivered. Stockholders desiring to receive a separate copy now or in the future may contact us at our corporate offices located at 3940 Trust Way, Hayward, California 94545, or by telephone: (510) 780-0819.

Stockholders who share an address but are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the Proxy Statement and annual report may contact us through our corporate offices at 3940 Trust Way, Hayward, California 94545, or by telephone: (510) 780-0819 to request that a single copy be delivered.

By Order of the Board of Directors,

Dr. Jerel Banks
Chief Executive Officer and Chairman of the Board of Directors

Hayward, California
October 20, 2026

BENITEC BIOPHARMA
silencing genes for life™

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

X

2026 Annual Meeting Proxy Card

1. Election of Class I Directors:

Nominee	For	Withhold
01 - Dr. Sharon Mates	☐	☐
02 - Kishen Mehta	☐	☐
03 - Edward Smith	☐	☐

1 U P X

04CBTC

Company Logo Proxy 2026 AGM Meeting XBRL Please do not write outside the designated areas. ☒ 2026 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the nominees A in Proposal 1, and FOR Proposals 2 and 3. 1. Election of Class I Directors: 01 - Dr. Sharon Mates For Withhold ☐ ☐ 02 - Kishen Mehta For Withhold ☐ ☐03 - Edward Smith For Withhold ☐ ☐ 2. Ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2027. For Against Abstain ☐ ☐ ☐ 3. Approval of the non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. For Against Abstain ☐ ☐ ☐B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 04CBTC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.edocumentview.com/BNTC IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Benitec Biopharma Inc. Notice of 2026 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — December 3, 2026 Jerel A. Banks and Megan Boston, or each of them individually (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Benitec Biopharma Inc. to be held on Thursday, December 3, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees listed in Proposal 1, and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)